Exhibit 3.15

ARTICLES OF INCORPORATION	* UNITED STATES OF AMERICA

OF	* STATE OF LOUISIANA

MOXIE’S, INC.	* PARISH OF LAFAYETTE
* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *
     BE IT KNOWN, That on this 31st day of January, 1984,
     BEFORE ME, Darrell J. Stutes, a Notary Public duly commissioned and qualified in and for the Parish and State aforesaid, therein residing, and in the presence of the witnesses hereinafter named and undersigned,
     PERSONALLY CAME AND APPEARED the person whose name is hereunto subscribed, who declared that, availing herself of the laws of the State of Louisiana relative to the organization of corporations, and particularly the Business Corporation Law, and all acts amendatory thereof and supplementary thereto, she has covenanted and agreed, and does by these presents covenant, agree, bind, form and associate herself, as well as such persons as may hereafter join or become associated with her, into a corporation or body politic in law, for the objects and purposes and under the agreements and stipulations following:
ARTICLE I
     The name of this corporation shall be: Moxie’s, Inc.
ARTICLE II
     The objects and purposes of this corporation are declared to be to engage in any lawful activity for which corporations may be formed under the Business Corporation Law of the State of Louisiana, including, but not limited to, the purchase, acquisition, holding, mortgaging and selling of real estate and all forms of immovable property.
ARTICLE III
     The duration of this corporation shall be perpetual.

ARTICLE IV
     The aggregate number of shares that this corporation shall have authority to issue is 100 all of the same class and series, all without par value and designated Common Stock. The total voting power of this corporation shall be vested in the Common Stock, and each shareholder of record thereof shall be entitled to one vote for each share standing in his name on the books of this corporation, subject to any rights granted hereafter by this corporation pursuant to subsection H of Section 12:75 of the aforesaid Business Corporation Law.
ARTICLE V
     Cash, property, or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares which are not claimed by the shareholders entitled thereto within a reasonable time (not less than one year in any event) after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts by this corporation to pay the dividend or redemption price or deliver the certificates for the shares to such shareholders within such time, shall, at the expiration of such time, revert in full ownership to this corporation, and this corporation’s obligation to pay such dividend or redemption price or issue such shares, as the case may be, shall thereupon cease; provided that the Board of Directors may, at any time, for any reason satisfactory to it, but need not, authorize (a) payment of the amount of any cash or property dividend or redemption price or (b) issuance of any shares, ownership of which has reverted to this corporation pursuant to this Article, to the entity who or which would be entitled thereto had such reversion not occurred.
ARTICLE VI
     All the corporation powers of this corporation shall be vested in, and the business and affairs of this corporation shall be managed by or under the authority of, a Board of Directors composed of not less that one natural person, the exact number to be determined from time to time by the By-laws or by the shareholders; provided that the directors shall have no power, by amendment of the By-Laws or otherwise, to reduce the number of directors having the effect of shortening the term of any incumbent director.
ARTICLE VII
     The full name and address of incorporator of this corporation is as follows:

Name	Address

Frances Carpenter	666 Jefferson Street, Suite 1000 Lafayette, Louisiana 70501
ARTICLE VIII
     Dissolution of this corporation pursuant to the provisions of subsection C of Section 12:143 of the aforesaid Business Corporation Law is prohibited.
     THUS DONE AND PASSED at my office in Lafayette, Louisiana, in triplicate originals, on the day, month, and year first hereinabove written, in the presence of Lawrence Wahl and Bobbie Palace, competent witnesses, who hereunto set their names together with the said appearer and me, a Notary Public, after due reading of the whole.

WITNESSES:	APPEARER:

/s/ Lawrence Wahl	/s/ FRANCES CARPENTER FRANCES CARPENTER

/s/ Bobbie Palace

/s/ DARRELL J. STUTES

DARRELL J. STUTES, NOTARY PUBLIC MY COMMISSION EXPIRES AT DEATH
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